AMENDED AND RESTATED SCHEDULE A TO TRUST INSTRUMENT

GUINNESS ATKINSON FUNDS

SCHEDULE A TO THE

TRUST INSTRUMENT DATED MARCH 6, 1997

List of Funds	Established
Guinness Atkinson Asia Focus Fund	March 6, 1997
Guinness Atkinson China & Hong Kong Fund	March 6, 1997
Guinness Atkinson Global Innovators Fund	June 3, 1998
Guinness Atkinson Global Energy Fund	May 7, 2004
Guinness Atkinson Alternative Energy Fund	November 14, 2005
Guinness Atkinson Asia-Pacific Dividend Builder Fund	November 14, 2005
Guinness Atkinson Renminbi Yuan & Bond Fund	May 9, 2011
Guinness Atkinson Dividend Builder Fund	March 2, 2012
SmartETFs Smart Transportation & Technology ETF	September 23, 2019
SmartETFs Advertising & Marketing Technology ETF	February 24, 2020
SmartETFs Asia Pacific Dividend Builder ETF	May 14, 2020
SmartETFs Dividend Builder ETF	May 14, 2020

Current as of May 14, 2020